Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Western Alliance Bancorporation, as filed on or about May 11, 2018 of our report dated February 26, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Western Alliance Bancorporation, appearing in the Annual Report on Form 10-K of Western Alliance Bancorporation for the year ended December 31, 2017.

We also consent to the reference to our firm under the heading “Experts” in such prospectus.

/s/ RSM US LLP

Phoenix, Arizona

May 11, 2018